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                                   EXHIBIT 20

June 28, 1995                                         FOR
IMMEDIATE RELEASE


     ADM has been advised that a grand jury in the Northern District of Illinois in Chicago is conducting an investigation into possible violations of federal antitrust laws and related crimes in the food additives industry, specifically citric acid, high fructose corn syrup, and lysine. In connection with this investigation, the Company has received a search warrant and subpoenas for documents and testimony concerning its marketing practices in these worldwide markets.

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